Ex 99.1

PTC Announces Third fiscal Quarter 2022 Results

Strong Q3 performance; Raising FY’22 constant currency ARR and Cash Flow guidance

BOSTON, MA, July 27, 2022 - PTC (NASDAQ: PTC) today reported financial results for its third fiscal quarter ended June 30, 2022.

“In our third fiscal quarter, we again delivered strong results. We reported ARR growth of 9% and 15% on an organic constant currency basis. In addition, our recently acquired Codebeamer business had an outstanding quarter and added an additional point of ARR growth, taking constant currency ARR growth to 16%. In Q3, our cash from operations was $117 million, up 33% year over year, and our adjusted free cash flow was $132 million, up 23% year over year. The strength in Q3 was broad-based across all segments and geographic regions, driven by demand for digital transformation and SaaS,” said James Heppelmann, President and CEO, PTC.

“Our differentiated product portfolio and leading SaaS capabilities position PTC to drive superior value for customers. Given the high resiliency of our business due to our subscription model coupled with our strong market position, as well as the strong execution of our teams, we are raising our key guidance measures for fiscal 2022 for the third time this year,” concluded Heppelmann.

Third Quarter 2022 Highlights[1]

Key operating and financial highlights are set forth below. For additional details, please refer to the Q3’22 earnings presentation and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com. Revenue and, as a result, operating margin, operating profit, and earnings per share are impacted by revenue recognition under ASC 606.

•
ARR as reported was $1,544 million at the end of Q3’22, up 9% compared to Q3’21, including $15 million related to the acquisition of Codebeamer. On a constant currency basis (including $16 million related to Codebeamer), ARR was $1,625 million, up 16%, compared to Q3’21. On an organic constant currency basis (excluding $16 million related to Codebeamer), ARR was $1,610 million, up 15% compared to Q3’21, and above guidance of $1,580 million to $1,595 million. Foreign exchange rate fluctuations had an $81 million negative impact on our Q3’22 reported ARR. ARR at the end of Q3’22 includes a $4 million reduction associated with discontinuing our business operations in Russia in Q2’22.
•
Cash flow from operations was $117 million, free cash flow was $112 million, and adjusted free cash flow was $132 million in Q3’22, up compared to Q3’21 by 33%, 33%, and 23%, respectively. All three metrics were above guidance. In Q3’21, cash flow from operations was $88 million, free cash flow was $85 million, and adjusted free cash flow was $107 million.
•
Revenue was $462 million in Q3’22, up 6% compared to Q3’21. On a constant currency basis, revenue was $480 million, up 12% compared to Q3’21.
•
Operating margin was 17% in both Q3’22 and Q3’21. Non-GAAP operating margin in Q3’22 was 34%, compared to 31% in Q3’21.
•
Earnings per share was $0.60 in Q3’22, compared to $0.43 in Q3’21. Non-GAAP earnings per share in Q3’22 was $0.97, compared to $0.83 in Q3’21.

1] The definitions of our operating and non-GAAP financial measures and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

•
Total cash and cash equivalents as of the end of Q3’22 was $322 million. Gross debt was $1.43 billion as of the end of Q3’22. The increase in gross debt during Q3’22 was primarily due to financing the Codebeamer acquisition with our revolving credit facility, partially offset by repaying $105 million on our revolving credit facility.

Fiscal 2022 and Q4’22 Guidance

“PTC delivered solid third quarter results. Based on our Q3 performance and our forecast for the remainder of the year, including the impact of Codebeamer and DxP, we are raising our ARR and free cash flow and adjusted free cash flow guidance for fiscal 2022. Due to foreign exchange headwinds, we are reducing our revenue guidance,” said Kristian Talvitie, EVP and CFO, PTC.

“Despite the foreign exchange headwinds and the impact of exiting our business in Russia in Q2’22, our resilient business model, consistent execution, and operational discipline position us to deliver on our updated targets for the year,” concluded Talvitie.

In millions except percentages	FY’22 Previous Guidance	FY’22 Guidance	FY’22 YoY Growth Guidance	Q4’22 Guidance
ARR at Constant Currency(1)	$1,640 - $1,665	$1,660 - $1,690	13% - 15%	$1,660 - $1,690
Cash from Operations(2)	~$430	~$430	~17%	~$35
Free Cash Flow(2),(3)	~$405	~$410	~19%	~$25
Adjusted Free Cash Flow(2),(3)	~$455	~$465	~19%	~$30
Revenue	$1,905 - $1,975	$1,900 - $1,950	5% - 8%

(1)
On a constant currency basis, using our FY’22 Plan foreign exchange rates (rates as of September 30, 2021) for all periods
(2)
FY’22 cash from operations and free cash flow guidance include restructuring payments of approximately $45 million (current estimate is $40 million to $45 million) and acquisition and transaction-related payments of approximately $10 million, both of which are excluded from FY’22 adjusted free cash flow guidance; Q4’22 cash from operations and free cash flow guidance include expected restructuring payments of approximately $5 million which are excluded from Q4’22 adjusted free cash flow guidance
(3)
Free cash flow and adjusted free cash flow guidance are net of expected capex of approximately $20 million in FY’22 and $10 million in Q4’22

Our FY’22 guidance now reflects the expected operating results of the Codebeamer business and the effect of the DxP transaction, as well as the impact of business combination accounting, incremental interest expense, and all acquisition and transaction-related charges.

Our FY’22 and Q4’22 financial guidance includes the assumptions below:

•
We provide ARR guidance on a constant currency basis, using our FY’22 Plan foreign exchange rates (rates as of September 30, 2021) for all periods. Unfavorable changes in foreign exchange rates have been a headwind to our reported ARR. At end of Q3’22 foreign exchange rates, FY’22 ARR would be lower by approximately $85 million, compared to our constant currency guidance (previously $34 million, based on foreign exchange rates as of the end of Q2’22).

•
We expect FY’22 organic churn, excluding the impact of our exit from Russia, to improve by approximately 150 basis points (previously 100 basis points) over FY’21.
•
Due to invoicing seasonality, the majority of our collections occur in the first half of our fiscal year. Q4 is our lowest cash flow generation quarter.
•
Our operating costs are expected to increase in FY’22 due to hiring, increased SaaS investments, merit increases that took effect in Q3’22, and the acquisition of the Codebeamer business in Q3’22 (updated). At the mid-point of ARR guidance, we expect FY’22 GAAP operating expenses to increase approximately 4% to 5% (previously 3% to 4%) and non-GAAP operating expenses to increase approximately 2% to 3% over FY’21.
•
FY’22 GAAP P&L results are expected to include the items outlined below, totaling $281 million to $291 million (previously $293 million to $308 million), as well as their related tax effects:
•
$170 million to $180 million (previously $160 million to $170 million) of stock-based compensation expense
•
$61 million (previously $58 million) of intangible asset amortization expense
•
$37 million (previously $35 million to $40 million) of restructuring charges
•
$11 million (previously approximately $5 million) of acquisition and transaction-related charges
•
$32 million (previously $35 million) of FY’22 net realized losses from the sale of investments
•
$30 million gain associated with the sale of a portion of our PLM service business (new)
•
Related to restructuring, for FY’22 we expect:
•
P&L charges of $37 million (previously $35 million to $40 million), which have been incurred in the first nine months of FY’22.
•
Cash outflows for restructuring payments of $40 million to $45 million, of which $38 million was paid in the first nine months of FY’22. Restructuring payments in FY’22 include $5 million related to prior period actions, primarily the relocation of our headquarters in FY’19.
•
Our FY’22 GAAP tax rate is expected to be approximately 20% and our non-GAAP tax rate is expected to be approximately 19%.
•
FY’22 capital expenditures are expected to be approximately $20 million (previously $25 million).
•
Our long-term goal, assuming our Debt/EBITDA ratio is below 3x, is to return approximately 50% of our free cash flow to shareholders via share repurchases, while also taking into consideration the interest rate environment and strategic opportunities (updated).

PTC’s Fiscal Third Quarter Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, July 27, 2022. To participate in the live conference call, dial (888) 330-2508 or (240) 789-2735 and provide the passcode 7328695, or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available

Important Disclosures

Important Information About Our Non-GAAP Financial Measures

PTC provides supplemental non-GAAP financial measures to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition-related and other transactional charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges and credits; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” on page 24 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021. In FY’21, we incurred tax expense related to a South Korean tax matter which is excluded from our non-GAAP financial measures as it is related to prior periods and not included in management’s view of results for comparative purposes. We also recorded a tax benefit in FY’21 related to the release of our U.S. valuation allowance as a result of the Arena acquisition and our conclusion that it is now more likely than not that we will realize the majority of our deferred tax assets in the U.S. As the non-GAAP tax provision is calculated assuming that there is no valuation allowance, this benefit has been excluded from our non-GAAP financial measures.

Free Cash Flow and Adjusted Free Cash Flow: PTC provides information on free cash flow and adjusted free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Adjusted free cash flow is free cash flow net of restructuring payments, acquisition and transaction-related payments, and non-ordinary course tax-related payments or receipts. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, FY’22 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2021, rather than the actual exchange rates in effect during that period.

Operating Measures

ARR: We provide an ARR (Annual Run Rate) operating measure to help investors understand and assess the performance of our business as a SaaS and on-premise subscription company. ARR represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period. ARR includes orders placed under our Strategic Alliance Agreement with Rockwell Automation, including orders placed to satisfy contractual minimum commitments.

We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from customers.

Organic Constant Currency ARR: We provide an organic constant currency ARR measure to help investors understand and assess the performance of our business without the effect of ARR (other than insignificant amounts) from acquisitions in the comparative period and foreign exchange rate fluctuations.

Because our ARR measures represent the annualized value of customer contracts as of a point in time, they do not represent revenue for any particular period or remaining revenue that will be recognized in future periods.

Churn: We provide churn measures to enable investors to understand and assess our customer contract retention. Churn represents the difference between the ARR amount for all subscription software, cloud, SaaS, and support contracts ended within a reporting period and the annualized renewal transactions started within a reporting period, as of the end of the reporting period.

Forward-Looking Statements

Statements in this press release that are not historic facts, including statements about our future financial and growth expectations and targets, and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve when or as we expect, or may deteriorate, due to, among other factors, the COVID-19 pandemic, the effects of the Russia/Ukraine conflict, and inflation, which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, all of which would adversely affect ARR and our financial results, including cash flow; our businesses, including our SaaS businesses, may not expand and/or generate the revenue or ARR we expect if customers are slower to adopt our technologies than we expect or if they adopt competing technologies; our transactions with Intland Software and ITC Infotech may not have the expected effects on our business or results of operations; our strategic initiatives and investments, including our restructuring and our accelerated investments in our transition to SaaS, may not deliver the results when or as we expect; we may be unable to generate sufficient operating cash flow to repay amounts under our credit facility or to return 50% of free cash flow to shareholders, and other uses of cash or our credit facility limits or other matters could preclude such repayment and/or repurchases; and foreign exchange rates may differ materially from those we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC enables global manufacturers to realize double-digit impact with software solutions that enable them to accelerate product and service innovation, improve operational efficiency, and increase workforce productivity. In combination with an extensive partner network, PTC provides customers flexibility in how its technology can be deployed to drive digital transformation – on premises, in the cloud, or via its pure SaaS platform. At PTC, we don't just imagine a better world, we enable it.

PTC.com @PTC Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Revenue:
Recurring revenue	$415,197	$387,175	1,273,032	$1,186,978
Perpetual license	8,203	7,259	26,211	22,644
Professional services	39,074	41,234	126,179	116,882
Total revenue (1)	462,474	435,668	1,425,422	1,326,504

Cost of revenue (2)	101,995	95,077	290,450	271,355

Gross margin	360,479	340,591	1,134,972	1,055,149

Operating expenses:
Sales and marketing (2)	124,325	134,412	366,209	388,315
Research and development (2)	88,170	78,134	250,639	221,514
General and administrative (2)	54,618	47,084	154,027	157,417
Amortization of acquired intangible assets	8,931	7,511	25,865	21,708
Restructuring and other charges, net	4,458	(132)	36,887	584
Total operating expenses	280,502	267,009	833,627	789,538

Operating income	79,977	73,582	301,345	265,611
Other income (expense), net	20,801	(15,113)	(41,625)	(43,378)
Income before income taxes	100,778	58,469	259,720	222,233
Provision for income taxes	30,302	7,266	53,476	38,253
Net income	$70,476	$51,203	206,244	$183,980

Earnings per share:
Basic	$0.60	$0.44	1.76	$1.58
Weighted average shares outstanding	117,073	116,934	117,114	116,702

Diluted	$0.60	$0.43	1.75	$1.56
Weighted average shares outstanding	117,968	118,611	118,097	118,181

(1) See supplemental financial data for revenue by license, support, and professional services.
(2) See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
License revenue (1)	$175,163	$163,583	$562,646	$538,769
Support and cloud services revenue	248,237	230,851	736,597	670,853
Professional services revenue	39,074	41,234	126,179	116,882
Total revenue	$462,474	$435,668	$1,425,422	$1,326,504

(1) License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Cost of revenue	$8,429	$5,094	$18,665	$14,034
Sales and marketing	14,029	14,229	38,556	42,533
Research and development	11,002	8,514	30,682	24,878
General and administrative	15,960	15,231	45,380	52,451
Total stock-based compensation	$49,420	$43,068	$133,283	$133,896

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

GAAP gross margin	$360,479	$340,591	$1,134,972	$1,055,149
Stock-based compensation	8,429	5,094	18,665	14,034
Amortization of acquired intangible assets included in cost of revenue	6,596	8,260	19,010	21,644
Non-GAAP gross margin	$375,504	$353,945	$1,172,647	$1,090,827

GAAP operating income	$79,977	$73,582	$301,345	$265,611
Stock-based compensation	49,420	43,068	133,283	133,896
Amortization of acquired intangible assets	15,527	15,771	44,875	43,352
Acquisition-related and other transactional charges	6,355	618	11,308	14,844
Restructuring and other charges, net	4,458	(132)	36,887	584
Non-GAAP operating income (1)	$155,737	$132,907	$527,698	$458,287

GAAP net income	$70,476	$51,203	$206,244	$183,980
Stock-based compensation	49,420	43,068	133,283	133,896
Amortization of acquired intangible assets	15,527	15,771	44,875	43,352
Acquisition-related and other transactional charges	6,355	618	11,308	14,844
Restructuring and other charges, net	4,458	(132)	36,887	584
Non-operating charges (credits), net (2)	(32,801)	-	2,046	-
Income tax adjustments (3)	1,052	(12,513)	(43,617)	(37,065)
Non-GAAP net income	$114,487	$98,015	$391,026	$339,591

GAAP diluted earnings per share	$0.60	$0.43	$1.75	$1.56
Stock-based compensation	0.42	0.36	1.13	1.13
Amortization of acquired intangibles	0.13	0.13	0.38	0.37
Acquisition-related and other transactional charges	0.05	0.01	0.10	0.13
Restructuring and other charges, net	0.04	-	0.31	-
Non-operating charges (credits), net	(0.28)	-	0.02	-
Income tax adjustments	0.01	(0.11)	(0.37)	(0.31)
Non-GAAP diluted earnings per share	$0.97	$0.83	$3.31	$2.87

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
GAAP operating margin	17.3%	16.9%	21.1%	20.0%
Stock-based compensation	10.7%	9.9%	9.4%	10.1%
Amortization of acquired intangibles	3.4%	3.6%	3.1%	3.3%
Acquisition-related and other transactional charges	1.4%	0.1%	0.8%	1.1%
Restructuring and other charges, net	1.0%	0.0%	2.6%	0.0%
Non-GAAP operating margin	33.7%	30.5%	37.0%	34.5%

(2) Credits for the three months ended June 30, 2022 include a $29.8 million gain on the sale of a portion of our PLM services business, and a $3.0 million gain on sale of an investment. Net charges for the nine months ended June 30, 2022 include a $34.8 million expense recognized due to the reduction in value of an equity investment in a publicly-traded company, offset by a $29.8 million gain on the sale of a portion of our PLM services business, and a $3.0 million gain on sale of an investment.

(3) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. In Q3, adjustments include tax expense of $15.5 million related to the sale of our PLM service business, of which $8.1 million pertains to the basis difference on goodwill. In 2021 we had recorded a full valuation allowance against our U.S. net deferred tax assets. As we were profitable on a non-GAAP basis, the 2021 tax provision was calculated assuming there was no valuation allowance. Additionally, our non-GAAP results for the nine months ended June 30, 2021 excluded tax expenses of $34.8 million related to a non-U.S. prior period tax exposure, primarily related to foreign withholding taxes.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	September 30,
	2022	2021

ASSETS

Cash and cash equivalents	$322,326	$326,532
Accounts receivable, net	473,298	541,072
Property and equipment, net	90,815	100,237
Goodwill and acquired intangible assets, net	2,781,314	2,570,854
Lease assets, net	143,388	152,337
Other assets	794,397	816,528

Total assets	$4,605,538	$4,507,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$495,473	$497,677
Debt, net of deferred issuance costs	1,425,084	1,439,471
Lease obligations	194,836	208,799
Other liabilities	332,975	323,145
Stockholders' equity	2,157,170	2,038,468

Total liabilities and stockholders' equity	$4,605,538	4,507,560

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Cash flows from operating activities:
Net income	$70,476	$51,203	$206,244	$183,980
Stock-based compensation	49,420	43,068	133,283	133,896
Depreciation and amortization	21,987	22,501	65,456	62,670
Amortization of right-of-use lease assets	8,612	9,075	26,149	28,031
Loss (gain) on investment	(2,993)	-	31,854	-
Gain on divestiture of business	(29,808)	-	(29,808)	-
Operating lease liability	(7,184)	(3,124)	(10,544)	(13,106)
Accounts receivable	12,918	5,744	25,228	(4,110)
Accounts payable and accruals	23,165	16,851	(16,768)	15,955
Deferred revenue	(28,975)	(21,477)	18,038	30,733
Income taxes	12,403	(8,580)	6,124	(13,524)
Other	(13,255)	(27,227)	(58,429)	(101,037)
Net cash provided by operating activities	116,766	88,034	396,827	323,488

Capital expenditures	(4,470)	(3,420)	(9,979)	(11,662)
Acquisition of businesses, net of cash acquired (1)	(274,974)	(581)	(274,974)	(717,779)
Purchase of intangible assets	(999)	-	(5,453)	(550)
Borrowings (payments) on debt, net	159,000	(30,000)	(16,000)	472,000
Repurchases of common stock	-	-	(125,000)	-
Net proceeds associated with issuance of common stock	-	-	10,857	10,484
Payments of withholding taxes in connection with vesting of stock-based awards	(12,261)	(14,973)	(62,856)	(42,215)
Net proceeds from marketable securities (2)	-	-	-	58,469
Net proceeds from sale of investments (3)	4,213	-	46,906	-
Divestiture of business, net (4)	32,518	-	32,518	-
Other financing & investing activities	6,736	(488)	17,804	(3,570)
Foreign exchange impact on cash	(10,915)	1,103	(14,654)	1,646

Net change in cash, cash equivalents, and restricted cash	15,614	39,675	(4,004)	90,311
Cash, cash equivalents, and restricted cash, beginning of period	307,428	326,596	327,046	275,960
Cash, cash equivalents, and restricted cash, end of period	$323,042	$366,271	$323,042	$366,271

(1) In the three months ended June 30, 2022, we acquired Intland for approximately $275.0 million, net of cash acquired. In the three months ended March 31, 2021, we acquired Arena for approximately $715 million, net of cash acquired.

(2) In the three months ended December 31, 2020, we sold all of our available-for-sale securities.
(3) In the three months ended March 31, 2022, we sold an equity investment in a publicly-traded company for $42.7 million.
(4) In the three months ended June 30, 2022, we sold a portion of our PLM services business.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Cash provided by operating activities	$116,766	$88,034	$396,827	$323,488
Capital expenditures	(4,470)	(3,420)	(9,979)	(11,662)
Free cash flow	$112,296	$84,614	$386,848	$311,826
Restructuring and other related payments	10,161	1,987	38,512	13,716
Acquisition & transaction-related payments	9,684	3,767	10,116	14,842
Non-ordinary course tax payment (1)	-	16,936	-	17,907
Adjusted free cash flow	$132,141	$107,304	$435,476	$358,291

(1) In the three and nine months ended June 30, 2021, we made payments related to a non-U.S. prior period tax exposure, primarily related to foreign withholding taxes.